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                                                                     EXHIBIT 5.1

             OPINION AND CONSENT OF BROBECK, PHLEGER & HARRISON LLP


                                 April 6, 2001


Broadcom Corporation
16215 Alton Parkway
Irvine, California  92618

         Re:  Broadcom Corporation Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Broadcom Corporation, a California corporation (the "Company") in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of an aggregate of 16,846,191 shares of the Company's Class A Common Stock, $.0001 par value (the "Shares") for issuance (i) under the Broadcom Corporation 1998 Stock Incentive Plan, as amended and restated (the "Broadcom Plan"), (ii) under the ServerWorks Corporation 2000 Long Term Incentive Plan as assumed by the Company,
(iii) under the ServerWorks Corporation Stock Option Plan 1.1, as amended and restated, as assumed by the Company (together with the ServerWorks Corporation 2000 Long Term Incentive Plan, the "ServerWorks Plans"), and (iv) pursuant to the earn-out provisions related to the options assumed under the ServerWorks Plans in accordance with the Merger Agreement and Plan of Reorganization dated January 5, 2001 among the Company, RCC Acquisition Corp. and Reliance Computer Corp. (the "Merger Agreement").

         This opinion is being furnished in accordance with the requirements of
Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

         We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the assumption of the ServerWorks Plans and the options outstanding thereunder and the establishment and amendment of the Broadcom Plan. Based on such review, we are of the opinion that if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of option agreements duly authorized under the ServerWorks Plans and the Broadcom Plan and in accordance with the Registration Statement, (b) duly authorized direct stock issuances in accordance with the Broadcom Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable, or (c) the earn-out provisions of the Merger Agreement (provided that the performance milestones in the Merger Agreement have been met), and in accordance with the Registration Statement.

         We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

         This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the ServerWorks Plans, the Broadcom Plan or the Shares.

                                             Very truly yours,


                                             /s/ BROBECK, PHLEGER & HARRISON